Exhibit 10.33

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this  “Agreement”) is made effective as of the 14th day of September, 2015 (the “Effective Date”) by and between Kenneth Scott Kim (“Executive”) and Bankrate, Inc., a Delaware corporation (the “Company”).

RECITALS:

A.The Company desires to employ Executive to perform certain services for the Company, and Executive desires to accept said engagement from the Company.

B.The Company and Executive have agreed upon the terms and conditions of Executive’s employment by the Company and the parties desire to express the terms and conditions in this Agreement.

C.The Company and Executive intend for this Agreement to supersede all agreements between Executive and the Company as it relates to Executive’s employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. Employment of Executive; Term. The Company hereby employs Executive initially as the Chief Executive Officer of the Company’s division called Bankrate.com, and Executive hereby accepts such employment by the Company, under the terms of this Agreement.    The term of employment hereunder (the “Term”) shall commence as of the Effective Date and shall terminate pursuant to Section 7 of this Agreement.

2. Duties and Location.

Executive’s duties will consist of duties normally associated with the position identified in Section 1.  Executive shall report to the Chief Executive Officer of the Company or his designee.  Executive shall devote his full business time to the Company’s business and shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of his obligations under this Agreement as determined in the discretion of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) without the express written consent of the Committee;  provided,  however, that Executive may engage in non-profit or charitable activities which do not involve substantial time and which do not materially interfere with his employment under this Agreement and which activities are not in competition with the Company and its affiliates as determined in the discretion of the Committee.

Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement.

Executive will perform his services from any location within thirty (30) miles of New York, NY at the Company’s discretion.  On or prior to October 1, 2015, Executive and his family will relocate from the San Francisco, California metropolitan area to the New York City metropolitan area. The Company shall reimburse Executive for reasonable out-of-pocket relocation expenses (as determined by the Company in consultation with Executive) for the relocation of Executive and his family for such relocation, including $10,000 with respect to expenses incurred prior to the date hereof.  To the extent any reimbursements under this Section 2(C) are taxable to Executive, the Company shall pay Executive an additional amount such that the net after-tax proceeds to Executive of such reimbursements and such additional amount are equal to such reimbursements, provided that such payment will not exceed $15,000.

3. Base Salary. Executive shall receive a base salary during the Term of $400,000 per annum (the “Base Salary”), which amount may be increased annually at the discretion of the Committee.  The Base Salary shall be paid to Executive by the Company in accordance with the Company’s regular payroll practice as in effect from time to time.

4. Annual Bonus. Executive will be eligible to participate in an annual bonus program generally available to executive officers of the Company as approved at the discretion of the Committee, with a target bonus equal to 75% of Base Salary.  The target bonus for 2015 will be $300,000, prorated for 2015 based on Executive’s start date.  For the 2015 bonus year, Executive shall, subject to Section 8, be guaranteed an annual bonus for such year that is no less than $89,589.  The annual bonus payable pursuant to this Section 4 shall be paid to Executive at the same time as payment of annual bonuses is made to other similarly situated executives of the Company.

5. Executive Benefits.

Executive shall be entitled to participate in the employee benefit plans as shall be in effect for similarly situated executives of the Company generally from time to time, subject to the terms and conditions of each such plan. Executive shall be entitled to paid vacation each year in accordance with Company policy. All vacation times shall be subject to the approval of the Chief Executive Officer of the Company.

Executive shall be eligible to participate in the Company's stock option, stock purchase, or other stock incentive plans which are generally available to executive officers of the Company and shall be eligible for the grant of stock options, restricted stock or other awards there under in accordance with the terms and provisions of such plans.  On October 1, 2015, Executive shall be granted 66,986 restricted shares (the “Restricted Shares”).  The Restricted Shares will vest, subject to Executive’s continued employment, in three equal annual installments on each of the first, second and third anniversaries of the date of grant and will otherwise have the same terms as the restricted stock granted to other senior officers of the Company in February 2015 (provided that the Restricted Shares will be granted under, and subject to the terms of, the Bankrate, Inc. 2015 Equity Compensation Plan).  For 2016, Executive shall, so long as he remains employed by the Company on the date that 2016 equity compensation awards are made to Company executives generally, be granted equity incentive awards having an aggregate grant date value (as determined by the Company in accordance with its general methodology for valuing equity compensation awards) equal to $1.50 million, which awards shall (1) be granted at the time that annual grants for senior executives of the Company generally are made, (2) consist of the same types and allocations of awards as applicable to senior executives of the Company generally, and (3) be subject to the terms and conditions applicable to awards made to senior executives of the Company generally.

6. Expenses.

Executive shall be reimbursed by the Company monthly for the ordinary and necessary reasonable business expenses incurred by him in the performance of his duties for the Company, including travel and lodging expenses, meals, client entertainment, and cell phone expense, all in accordance with Company policy; provided that Executive shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, in the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

With respect to any amount of expenses eligible for reimbursement that is required to be included in Executive’s gross income for federal income tax purposes, such expenses shall be reimbursed to Executive no later than December 31 of the year following the year in which Executive incurs the related expenses.  In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Internal Revenue Code of 1986), nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

7. Termination.

The Term and Executive’s employment may be terminated upon the occurrence of any of the following events:

Death of Executive;

Mental or physical disability of Executive which prevents him from performing substantially all of his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days during any one year (“Disability”).

For Cause, as defined below:

Executive’s material breach of this Agreement which is not cured within ten (10) days of receipt of written notice to Executive specifying the breach;

Executive’s dishonesty, fraud, malfeasance, gross negligence or misconduct which, in the reasonable judgment of the Board,  has resulted, or is likely to result, in material injury to the Company or the business reputation of the Company;

Executive’s willful failure to comply with the lawful direction (consistent with Executive’s duties) of the Board or to follow the lawful policies, procedures, and rules of the Company which is not cured within ten (10) days of receipt of written notice;

Executive’s negligent failure to comply with the lawful direction (consistent with Executive’s duties) of the Board or to follow the lawful policies, procedures, and rules of the Company which is not cured within thirty (30) days of receipt of written notice; or

Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude.

By either party, upon two weeks written notice in their sole discretion other than pursuant to sub-section A, B or C above; however, the Company may elect upon such notice to require Executive to immediately cease coming to work and return any and all Company property.

By Executive if the Company materially breaches any provisions of this Agreement, including, without limitation, Section 2(A), 3, 4, 5, or 6, and fails to cure such breach within thirty (30) days of receipt of written notice to the Company specifying the breach; provided that Executive provides such notice within thirty (30) days of becoming aware of such breach and terminates his employment within thirty (30) days following the expiration of such cure period.

“Without Cause” means any termination of employment by Company which is not defined in sub-section C above.

8. Post Termination Payment Obligations.

If the Term and Executive’s employment is terminated for any of the reasons stated in sub-sections A, B or C of Section 7 of this Agreement or is terminated by Executive pursuant to sub-section D of Section 7 of this Agreement, then Executive shall be entitled to receive (i) his Base Salary at the then current rate, payable within fifteen (15) days of the effective termination date, and (ii) only in the case of a termination for any of the reasons stated in sub-sections A or B of Section 7 of this Agreement, the Bonus Payment (as defined below). Thereafter the Company shall have no further payment obligations under this Agreement, but Executive shall continue to be bound by Sections 11, 12, and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of the Term.

If the Term and Executive’s employment is terminated by the Company pursuant to subsection D of Section 7 of this Agreement or is terminated by Executive pursuant to subsection E of Section 7 of this Agreement, then Company shall pay Executive (i) his Base Salary at the then current rate through the effective date of the termination, payable within fifteen (15) days of the termination date, (ii) a separation payment in the amount of his Base Salary at the then current rate for twelve (12) months (the “Separation Payment”) and (iii) the actual annual bonus in respect of the calendar year in which the effective date of the termination occurs (the “Termination Year”) that the Executive would have earned (based on actual performance) had the Executive remained employed with the Company through the time such bonuses are paid, prorated for the number of days in the Termination Year that Executive was employed by the Company, payable at the same time annual bonuses are paid to similarly situated executives of the Company (the “Bonus Payment”).  Subject to Executive’s compliance with Section 8(C) hereof, the Separation Payment shall be paid in three installments as follows:

One-Third of the Separation Payment shall be payable on the four (4) month anniversary of the effective date of the termination;

One-Third of the Separation Payment shall be payable on the six  (6) month anniversary of the effective date of the termination; and

One-Third of the Separation Payment shall be payable on the twelve  (12) month anniversary of the effective date of the termination.

Thereafter, the Company shall have no further payment obligations under this Agreement, but Executive shall continue to be bound by Sections 11, 12, and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of this Agreement.

The post-termination obligations under this sub-section B shall be binding upon the Company regardless of Executive’s subsequent employment with any other person, firm, partnership, association, business organization, corporation or other entity which is not affiliated with the Company.

As a condition to the Company’s obligation to pay the Separation Payment or the Bonus Payment, Executive shall:

Within 60 days following Executive’s termination of employment, execute (and not revoke) a Separation and Release Agreement in a form prepared by and acceptable to the Company (which form shall include customary exclusions for any directors’ and officers’ indemnification and insurance arrangements and vested rights under any employee benefit plan of the Company) whereby Executive releases the Company and its affiliates and their respective officers, directors and employees from any and all liability and settles all claims of any kind.  Benefits shall be deemed forfeited if the release is not executed and delivered to the Company within the time specified herein; and

Comply with the restrictive covenants (Sections 11 and 12 of this Agreement) and all other post-termination obligations contained in this Agreement.

The parties agree that regardless of whether Executive complies with the provisions of Section 8(C)(1) and whether the Company pays Executive the Separation Payment or Bonus Payment,  Executive shall continue to be bound by Sections 11, 12 and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that survive termination of the Term and Executive’s employment.

9. Work Product. All Work Product (defined below) shall be work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product.  Executive agrees to perform, during or after termination of Executive’s employment by the Company, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product as requested by the Company. “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by Executive, while employed by the Company and its affiliates, within the scope of Executive’s employment or which otherwise relates in any manner to the business or projected business of the Company and its affiliates.

10. Set-Off. If at the time of termination of Executive’s employment for any reason, Executive has any outstanding obligations to the Company, Executive acknowledges that the Company is authorized to deduct from Executive’s final paycheck, the Bonus Payment and the Separation Payment any then documented amounts owed to the Company.

11. Trade Secrets and Confidential Information.

During the course of Executive’s employment with the Company, the Company and its affiliates may disclose to Executive Trade Secrets and Confidential Information (each as defined below). The Trade Secrets and the Confidential Information of the Company and its affiliates are the sole and exclusive property of the Company and its affiliates (or a third party providing such information to the Company or its applicable affiliate). The disclosure of the Trade Secrets and the Confidential Information of the Company and its affiliates to Executive does not give Executive any license, interest or rights of any kind in the Trade Secrets or Confidential Information.

Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company and its affiliates while Executive is an employee of the Company. Executive shall hold in confidence the Trade Secrets and Confidential Information of the Company. Except in the performance of services for the Company and its affiliates, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of the Company and its affiliates or any portion thereof.

The obligations under this Agreement with regard to the Trade Secrets of the Company and its affiliates remain in effect as long as the information constitutes a trade secret under applicable law. The obligations with regard to the Confidential Information of the

Company shall remain in effect while Executive is employed by the Company and its affiliates and thereafter.

Executive agrees to return to the Company, upon Executive’s resignation, termination, or upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto.

As used herein, “Trade Secrets” means information of the Company and its affiliates, and their respective licensors, suppliers, clients and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the business of the Company and its affiliates if disclosed. Confidential Information includes, but is not limited to, information concerning the Company’s (and its affiliates’) financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, and internal operating procedures.

Notwithstanding the foregoing, the provisions of this Section 11 do not apply to (i) information which is general knowledge in the Company’s industry, (ii) information that has been disclosed to Executive by third parties who are unrelated to the Company and who are not bound by agreements of confidentiality with respect thereto, and (iii) as Executive may be required to disclose by law but only to the extent required by law.

12. Restrictive Covenants.

Non-competition.  Executive agrees that for so long as Executive is employed by the Company or any of its affiliates and for a period of one (1) year thereafter, Executive will not, individually or on behalf of any person, firm, partnership, association, business organization, corporation or other entity engaged in the Business of the Company or its affiliates, engage in or perform, anywhere within the United States, Canada and any other such region in which the Company or its affiliates operates, which shall constitute the territory, any activities which are competitive with the Business of the Company or its affiliates.  Nothing herein shall be construed to prohibit Executive from acquiring shares of capital stock of any public corporation, provided that such investment does not exceed 5% of the stock of such public corporation.

Non-Solicitation; Non-Disparagement.  Executive agrees that for so long as Executive is employed  by the Company or any of its affiliates and for a period thereafter equal to twelve (12) months from the date Executive ceases to be employed by the Company and its affiliates for any reason, neither Executive nor any company or other entity controlled by

Executive (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with the Company and its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever, (ii) hire or employ any person who accepts employment with  the Company and its affiliates, (iii) solicit or induce, or attempt to solicit or induce, any customer of the Company and its affiliates not to purchase any goods or products with respect to the Company and its affiliates or (iv) otherwise impede or interfere in any way with any customer relationship of the Company or any of its affiliates with respect to the Company and its affiliates. Executive agrees not to disparage the Company or its affiliates in any way, other than as part of the judicial, arbitration or other dispute resolution process in connection with any litigation, mediation, arbitration or other judicial proceeding arising under any claim brought in connection with this Agreement, or other than when compelled to testify under oath by subpoena, regulation or court order.

For purposes of this Section 12, the term “Business” shall mean the business of the delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet.

13. Injunctive Relief.

Executive acknowledges that breach of the provisions of Sections 11 and/or 12 of this Agreement would result in irreparable injury and permanent damage to the Company and its affiliates, which prohibitions or restrictions Executive acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company and its affiliates. Executive recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 11 and/or 12 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by the Company and its affiliates from breach by Executive.

Executive therefore agrees: (i) that, in the event of a breach of Sections 11 and/or 12 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any Trade Secret, or (C) require that the Company post a bond or any other security. Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

14. Survival. The provisions of Sections 8 through 32 shall survive termination of the Term and of Executive’s employment.

15. Invalidity of Any Provision. It is the intention of the parties hereto that Sections 11 through 13 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

16. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

17. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

18. License. To the extent that any pre-existing materials are contained in the materials Executive delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof and (ii) authorize others to do any of the foregoing. Executive shall notify Company in writing of any and all pre-existing materials delivered to the Company by Executive.

19. Release. Executive acknowledges that Executive may provide the image, likeness, voice, or other characteristics of Executive in the services, materials, computer programs and other deliverables that Executive provides as a part of this Agreement.  Executive hereby consents to the use of such characteristics of Executive by the Company in the products or services of the Company and its affiliates and releases the Company and its affiliates and their respective agents, contractors, licensees and assigns from any claims which Executive has or may have for invasion of privacy, right of publicity, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

20. Severability. If any provision or part of a provision of this Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable.

21. Costs of Enforcement. In the event either party breaches this Agreement, the breaching party shall be liable to the non-breaching party for all costs of enforcement, including reasonable attorneys’ fees and court costs, in addition to all other damages and redress available in equity or at law.

22. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by 9 the Company and the performance of Executive’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.
23. Modification. This Agreement may be modified only by agreement in writing signed by both the Company and Executive.
24. Governing Law. This Agreement shall be governed in all aspects by the laws of the State of Florida without regard to its rules governing conflicts of law.
25. Section Headings. The section headings are included for convenience and are not intended to limit or affect the interpretation of this Agreement.
26. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:

Bankrate, Inc.

477 Madison Avenue, Suite 430

New York, NY  10022

Attention: General Counsel

Telecopy: 917-368-8611

To Executive:

Kenneth Scott Kim

At the address on file with the Company

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

27.  “Key Employee” Insurance.  The Company shall have the option, but not the obligation, to obtain on the life of Executive, pay all premium amounts related to, and maintain, “key employee” insurance naming the Company as beneficiary.  Selection of such insurance policy shall be in the sole and absolute discretion of the Company's Board of Directors.  Executive shall cooperate fully with the Company, the Board, and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as the Company, the Board and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

28. Indemnification.  The Company agrees, to the extent permitted by applicable law and the Company’s Certificate of Incorporation, to defend, indemnify and hold harmless Executive against any and all loss, damage, liability and expense, including, without limitation, reasonable attorneys’ fees, disbursements court costs, and any amounts paid in settlement and the costs and expenses of enforcing this section of the Agreement, which may be suffered or incurred by Executive in connection with the provision of his services hereunder, including, without limitation, any claims, litigations, disputes, actions, investigations or other matters, provided that such loss, damage, liability and expense (i) arises out of or in connection with the performance by Executive of his obligations under this Agreement and (ii) is not the result of any material breach by Executive of his obligations hereunder, and provided further that Company shall be under no obligation to defend, indemnify or hold harmless Executive if Executive has acted with gross negligence or willful misconduct.

In addition to the foregoing, Company agrees to provide Executive with coverage under a Directors & Officers insurance policy to the same extent as the Company currently provides its executive officers.

29. Jurisdiction and Venue.  Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, for the Southern District of Florida located in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court.  Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

30. Specified Employee.   Notwithstanding anything herein to the contrary, if an obligation under this Agreement arises on account of Executive’s separation from service while Executive is a specified employee, within the meaning of Section 409A of the Code that is a payment of “deferred compensation” (as defined under treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in treasury regulation sections 1.409A-1(b)(3) through (b)(12)) and is scheduled to be paid within six (6) months after such separation from service, the applicable amount be accumulated and deferred without interest, and shall be paid on the first day of the seventh month following the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

31. Entire Agreement. This Agreement represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied.

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JURY WAIVER.  IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.  EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXECUTIVE:COMPANY:

BANKRATE, INC.

/s/ Kenneth Scott KimBy:/s/ Kenneth S. Esterow

Name: Kenneth Scott Kim      Kenneth S. Esterow

     President and CEO